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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 12, 1998 relating to the combined financial statements of Tropicana Products, Inc. as of December 28, 1997 and December 29, 1996 and for each of the three fiscal years in the period ended December 28, 1997, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Combined Historical Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Combined Historical Financial Data".

PricewaterhouseCoopers LLP

New York, New York
July 14, 1998